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                                                                EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference on Form 8-K under the Securities Exchange Act of 1934 of Mentor Graphics Corporation dated February 14, 1996 of our report dated April 28, 1995 on the consolidated balance sheets of Microtec Research, Inc. and subsidiaries as of March 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1995, and contained on pages F-29 through F-46 in the Registration Statement No. 33-63733 of Mentor Graphics Corporation on Amendment No. 3 to Form S-4 under the Securities Act of 1933.



DELOITTE & TOUCHE LLP

San Jose, California
February 14, 1996